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                                    Exhibit 10(d)










                            DPL INC.
           DIRECTORS' DEFERRED STOCK COMPENSATION PLAN
                       DESCRIPTION OF PLAN






DPL Inc. has a deferred stock compensation plan for directors of The Dayton Power and Light Company and DPL Inc. Directors who are not employees of DPL Inc. or The Dayton Power and Light Company receive 200 common shares of DPL Inc. annually beginning with the fiscal year 1986 pursuant to the Directors' Deferred Stock Compensation Plan. This plan provides for deferral of the shares to a Master Trust established by DPL Inc. to secure its obligations under various directors and officers deferred and incentive compensation plans. Receipt of the shares or cash equal to the value thereof is deferred until the participant retires as a director or until such other time as designated by the participant. The plan was amended effective January 1, 1993 to provide that upon termination of a participant's status as a director for any reason after a change in control of DPL Inc., the participants benefits under the plan shall be payable in cash in a lump sum as valued under the plan.
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